EXHIBIT 7.8

Map/Parcel ID Number: 06132D D030

Recordation Requested By/Return to:
STEWART TITLE COMPANY
500 N. BROADWAY, STE 900
ST LOUIS, MO 63102
File No. TAIREF261082183

Send Tax Notices to:
Tirios Propco Series LLC - 11322 Michelle Way, a series of Tirios Propco Series LLC
5900 BALCONES DRIVE, STE 100
AUSTIN, TX 78731

STATE OF Texas
COUNTY OF Williamson

QUIT CLAIM DEED

THIS INDENTURE made the 18 day of September, 2026, **Tirios Atlas Acquisition, LLC a/k/a TIRIOS ATLAS ACQUISTION, LLC, a Delaware limited liability company**, whose principal address is 5900 BALCONES DRIVE, STE 100, AUSTIN, TX 78731, as party or parties of the first part, hereinafter called Grantor, and **Tirios Propco Series LLC – 11322 Michelle, a Series of Tirios Propco Series LLC, a Delaware limited liability company** whose principal address is 5900 BALCONES DRIVE, STE 100, AUSTIN, TX 78731, as party or parties of the second part, hereinafter called Grantee (the words "Grantor" and "Grantee" to include their respective heirs, successors, and assigns where the context requires or permits).

WITNESSETH that: Grantor, for and in consideration of the sum of one dollar ($1.00) and other valuable considerations in hand paid at and before the sealing and delivery of these presents, the receipt whereof is hereby acknowledged, by these presents does hereby remise, release and forever **QUITCLAIM** unto said Grantee, their heirs and assigns, all the right, title, interest, claim, or demand the said Grantor has or may have had in and to the following described property, to-wit:

All that tract or parcel of land lying and being in Land Lot 132 of the 6th District of Clayton County, Georgia, being known as Lot 219 of Callaway Crossing, Unit Two, as per plat of same of record at Plat Book 34, Pages 29-31, Clayton County, Georgia Records, said plat is specifically incorporated herein by reference and made a part hereof for a more complete and accurate legal description.

Being the same property conveyed to TIRIOS ATLAS ACQUISITION, LLC, a Delaware limited liability company by LIMITED WARRANTY DEED from LANDA APP LLC - 11322 MICHELLE WAY HAMPTON GA LLC, a Delaware series limited liability company, dated March 6, 2026, recorded on March 20, 2026, as Book 14193, Page 547.

Map/Parcel ID Number: 06132D D030
For information purposes only: 11322 MICHELLE WAY, HAMPTON, GA 30228

TO HAVE AND TO HOLD the said described premises to grantee, their heirs, and assigns, so that neither Grantor, nor its successors or any person or persons claiming under grantor hereafter, by any way or means, have claim or demand any right, title, or interest in or to the aforesaid premises or appurtenances, or any parts thereof.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the Grantor has signed and sealed this deed, the day and year first above written.

Signed, sealed, and delivered

September 18, 20 26

In the presence of:

(Unofficial witness)

SHIKHA KOTHARI

(Unofficial witness)

(Notary Public)

Brenda S. Paiz

(Notary Public)

My commission expires: 6/11/2030

(Notary seal)

BRENDA S PAIZ
Notary ID #128297083
My Commission Expires
June 11, 2030

Tirios Atlas Acquisition, LLC, a Delaware limited liability company

By: Tirios Atlas GP, LLC, a Delaware limited liability company
Its: Managing Member

By: Tirios Corporation, a Delaware limited liability company
Its: Managing Member

(seal)

Print Name: **Sachin Latawa**
Print Title: **Director**

(corporate seal)

This Instrument Prepared By:
THINEL BISHOP, GA Bar No. 058861
o/b/o BC LAW FIRM, P.A.
413 MAIN STREET
VILLA RICA, GA 30180

APPRAISAL OF REAL PROPERTY

LOCATED AT:
11322 Michelle Way
LL 132, District 6, Lot 219, Callaway Crossing S/D
Lovejoy, GA 30228

FOR:
HouseMax Funding
3711 S MoPac Expy
Austin, TX 78746

AS OF:
08/28/2026

BY:
Michael Thomas Herrick
Herrick Appraisal, Inc.
455 Tri County Road
Brooks, GA 30205

Uniform Residential Appraisal Report

File # MERC - 58764514

The purpose of this summary appraisal report is to provide the lender/client with an accurate, and adequately supported, opinion of the market value of the subject property.

SUBJECT

Property Address 11322 Michelle Way | City Lovejoy | State GA | Zip Code 30228

Borrower Tirios Propco Series LLC - 11322 Michelle | Owner of Public Record Tirios Atlas Acquisition LLC | County Clayton

Legal Description LL 132, District 6, Lot 219, Callaway Crossing S/D

Assessor's Parcel # 06132D D030 | Tax Year 2025 | R.E. Taxes $ 3,556

Neighborhood Name Callaway Crossing | Map Reference 12054 | Census Tract 0406.06

Occupant ☐ Owner ☐ Tenant ☒ Vacant | Special Assessments $ 0 | ☒ PUD | HOA $ 480 ☒ per year ☐ per month

Property Rights Appraised ☒ Fee Simple ☐ Leasehold ☐ Other (describe)

Assignment Type ☐ Purchase Transaction ☒ Refinance Transaction ☐ Other (describe)

Lender/Client HouseMax Funding | Address 3711 S MoPac Expy, Bldg 2 Ste 400, Austin, TX 78746

Is the subject property currently offered for sale or has it been offered for sale in the twelve months prior to the effective date of this appraisal? ☒ Yes ☐ No

Report data source(s) used, offering price(s), and date(s). DOM 56;GAMLS #10736914, List Date 04/20/2026, Off Market 06/15/2026, Original $179,999, List $174,999, Withdrawn Status.

CONTRACT

I ☐ did ☐ did not analyze the contract for sale for the subject purchase transaction. Explain the results of the analysis of the contract for sale or why the analysis was not performed.

Contract Price $ | Date of Contract | Is the property seller the owner of public record? ☐ Yes ☐ No | Data Source(s)

Is there any financial assistance (loan charges, sale concessions, gift or downpayment assistance, etc.) to be paid by any party on behalf of the borrower? ☐ Yes ☐ No

If Yes, report the total dollar amount and describe the items to be paid.

NEIGHBORHOOD

Note: Race and the racial composition of the neighborhood are not appraisal factors.

Neighborhood Characteristics	One-Unit Housing Trends	One-Unit Housing			Present Land Use %	
Location ☐ Urban ☒ Suburban ☐ Rural	Property Values ☐ Increasing ☒ Stable ☐ Declining	PRICE $ (000)		AGE (yrs)	One-Unit	75 %
Built-Up ☐ Over 75% ☒ 25-75% ☐ Under 25%	Demand/Supply ☒ Shortage ☐ In Balance ☐ Over Supply				2-4 Unit	%
Growth ☐ Rapid ☒ Stable ☐ Slow	Marketing Time ☒ Under 3 mths ☐ 3-6 mths ☐ Over 6 mths	90	Low	0	Multi-Family	%
Neighborhood Boundaries	S.R. 138 to the north, S.R. 81 to the south, I-75 to the east, 19-41 to the west	400	High	60	Commercial	%
		170	Pred.	22	Other	25 %

Neighborhood Description The subjects neighborhood enjoys a sound economic base because of the Atlanta Central Business District. Comparability of properties within the neighborhood, and therefore the market is exhibited in architecture, site size, age, price range, available utilities.

Market Conditions (including support for the above conclusions) A marketing time of 1 to 3 months are the current marketing conditions existing within the neighborhood. The ready availability of financing at competitive rates of interest make it unnecessary for sellers to negotiate sales on the basis of financing concessions; however, seller paid costs of 3% to 5% of the loan amount are typical of the market.

SITE

Dimensions 20x101x20x101 | Area 2178 sf | Shape Rectangular | View N;Res;

Specific Zoning Classification R | Zoning Description Single Family Townhouse Residential

Zoning Compliance ☒ Legal ☐ Legal Nonconforming (Grandfathered Use) ☐ No Zoning ☐ Illegal (describe)

Is the highest and best use of subject property as improved (or as proposed per plans and specifications) the present use? ☒ Yes ☐ No If No, describe The highest and best use, is residential. Which is common and zoned for that area at the time of the inspection.

Utilities	Public	Other (describe)		Public	Other (describe)	Off-site Improvements - Type	Public	Private
Electricity	☒	☐	Water	☒	☐	Street Asphalt/Typical	☒	☐
Gas	☐	☐ None	Sanitary Sewer	☒	☐	Alley None	☐	☐

FEMA Special Flood Hazard Area ☐ Yes ☒ No | FEMA Flood Zone X | FEMA Map # 13063C0154F | FEMA Map Date 06/07/2017

Are the utilities and off-site improvements typical for the market area? ☒ Yes ☐ No If No, describe

Are there any adverse site conditions or external factors (easements, encroachments, environmental conditions, land uses, etc.)? ☐ Yes ☒ No If Yes, describe

Typical utility restrictions and easements apply. Flood plain status is subject to verification by the flood plain certification sources. No adverse condition were noted at the time of the inspection.

IMPROVEMENTS

General Description		Foundation		Exterior Description	materials/condition	Interior	materials/condition
Units ☒ One ☐ One with Accessory Unit		☒ Concrete Slab	☐ Crawl Space	Foundation Walls	Concrete/Avg	Floors	Tile/Crpt/Vin/Avg
# of Stories	2	☐ Full Basement	☐ Partial Basement	Exterior Walls	Vinyl/Avg	Walls	Drywall/Avg
Type ☐ Det. ☒ Att. ☐ S-Det./End Unit		Basement Area	0 sq.ft.	Roof Surface	Shingles/Avg	Trim/Finish	Painted Wood/Avg
☒ Existing ☐ Proposed ☐ Under Const.		Basement Finish	0 %	Gutters & Downspouts	Painted Alum/Avg	Bath Floor	Vinyl/Tile/Avg
Design (Style)	Townhome	☐ Outside Entry/Exit	☐ Sump Pump	Window Type	DblePane/Avg	Bath Wainscot	Fiberglass/Avg
Year Built	2004	Evidence of ☐ Infestation		Storm Sash/Insulated	Insulated/Avg	Car Storage	☐ None
Effective Age (Yrs)	10	☐ Dampness	☐ Settlement	Screens	Yes/Avg	☒ Driveway	# of Cars 2
Attic	☐ None	Heating ☒ FWA ☐ HWBB	☐ Radiant	Amenities	☐ Woodstove(s) # 0	Driveway Surface	Concrete
☒ Drop Stair	☐ Stairs	☐ Other	Fuel None	☐ Fireplace(s) # 0	☐ Fence None	☐ Garage	# of Cars 0
☐ Floor	☐ Scuttle	Cooling ☒ Central Air Conditioning		☒ Patio/Deck Patio	☒ Porch Front	☐ Carport	# of Cars 0
☐ Finished	☐ Heated	☐ Individual	☐ Other	☐ Pool None	☐ Other None	☐ Att. ☐ Det.	☐ Built-in

Appliances ☒ Refrigerator ☒ Range/Oven ☒ Dishwasher ☐ Disposal ☐ Microwave ☐ Washer/Dryer ☐ Other (describe)

Finished area **above** grade contains: 6 Rooms 3 Bedrooms 2.1 Bath(s) 1,440 Square Feet of Gross Living Area Above Grade

Additional features (special energy efficient items, etc.). None

Describe the condition of the property (including needed repairs, deterioration, renovations, remodeling, etc.). C4;No updates in the prior 15 years;No internal factors were noted that would have a negative impact on the subject's marketability. Functional utility with adequately sized rooms and a functional floorplan.

Are there any physical deficiencies or adverse conditions that affect the livability, soundness, or structural integrity of the property? ☐ Yes ☒ No If Yes, describe

Does the property generally conform to the neighborhood (functional utility, style, condition, use, construction, etc.)? ☒ Yes ☐ No If No, describe

There are 7 comparable properties currently offered for sale in the subject neighborhood ranging in price from $ 180,000 to $ 196,750 .

There are 11 comparable sales in the subject neighborhood within the past twelve months ranging in sale price from $ 169,000 to $ 200,000 .

SALES COMPARISON APPROACH

FEATURE	SUBJECT	COMPARABLE SALE # 1		COMPARABLE SALE # 2		COMPARABLE SALE # 3	
Address	11322 Michelle Way Lovejoy, GA 30228	2421 Brianna Dr Lovejoy, GA 30228		11307 Michelle Way Lovejoy, GA 30228		2351 Brianna Dr Lovejoy, GA 30228	
Proximity to Subject		0.11 miles SW		0.04 miles NE		0.16 miles W	
Sale Price	$		$ 169,000		$ 180,000		$ 190,000
Sale Price/Gross Liv. Area	$ sq.ft.	$ 118.02 sq.ft.		$ 125.00 sq.ft.		$ 114.87 sq.ft.	
Data Source(s)		GAMLS #10657722;DOM 97		GAMLS #10727210;DOM 70		GAMLS #10615528;DOM 41	
Verification Source(s)		Tax Records/CRS/OLP $180,000		Tax Records/CRS/OLP $198,000		Tax Records/CRS/OLP $200,000	
VALUE ADJUSTMENTS	DESCRIPTION	DESCRIPTION	+(-) $ Adjustment	DESCRIPTION	+(-) $ Adjustment	DESCRIPTION	+(-) $ Adjustment
Sales or Financing Concessions		ArmLth FHA;10140	0	ArmLth FHA;13500	0	ArmLth Conv;4000	0
Date of Sale/Time		s06/26;c05/26		s08/26;c07/26		s03/26;c02/26	
Location	N;Res;	N;Res;		N;Res;		N;Res;	
Leasehold/Fee Simple	Fee Simple	Fee Simple		Fee Simple		Fee Simple	
Site	2178 sf	2178 sf		3920 sf	0	2178 sf	
View	N;Res;	N;Res;		N;Res;		N;Res;	
Design (Style)	AT2;Townhome	AT2;Townhome		SD2;Townhome	0	AT2;Townhome	
Quality of Construction	Q4	Q4		Q4		Q4	
Actual Age	22	24	0	22		22	
Condition	C4	C4		C3	-10,000	C3	-10,000
Above Grade	Total / Bdrms. / Baths	Total / Bdrms. / Baths		Total / Bdrms. / Baths		Total / Bdrms. / Baths	
Room Count	6 / 3 / 2.1	6 / 3 / 2.1		6 / 3 / 2.1		7 / 4 / 2.1	0
Gross Living Area	1,440 sq.ft.	1,432 sq.ft.	0	1,440 sq.ft.		1,654 sq.ft.	-5,400
Basement & Finished Rooms Below Grade	0sf	0sf		0sf		0sf	
Functional Utility	Average	Average		Average		Average	
Heating/Cooling	FWA/Central	FWA/Central		FWA/Central		FWA/Central	
Energy Efficient Items	None	None		None		None	
Garage/Carport	2dw	2dw		2dw		2dw	
Porch/Patio/Deck	Porch/Patio	Porch/Patio		Porch/Patio		Porch/Patio	
Fence	None	Fence	-1,500	None		None	
Net Adjustment (Total)		☐ + ☒ -	$ -1,500	☐ + ☒ -	$ -10,000	☐ + ☒ -	$ -15,400
Adjusted Sale Price of Comparables		Net Adj. 0.9 % Gross Adj. 0.9 %	$ 167,500	Net Adj. 5.6 % Gross Adj. 5.6 %	$ 170,000	Net Adj. 8.1 % Gross Adj. 8.1 %	$ 174,600

I ☒ did ☐ did not research the sale or transfer history of the subject property and comparable sales. If not, explain

My research ☒ did ☐ did not reveal any prior sales or transfers of the subject property for the three years prior to the effective date of this appraisal.

Data Source(s) Clayton County Tax Records/CRS/MLS

My research ☒ did ☐ did not reveal any prior sales or transfers of the comparable sales for the year prior to the date of sale of the comparable sale.

Data Source(s) Clayton County Tax Records/CRS/MLS/Listing Agent

Report the results of the research and analysis of the prior sale or transfer history of the subject property and comparable sales (report additional prior sales on page 3).

ITEM	SUBJECT	COMPARABLE SALE #1	COMPARABLE SALE #2	COMPARABLE SALE #3
Date of Prior Sale/Transfer	03/04/2026	11/19/2025		
Price of Prior Sale/Transfer	$114,042	$160,100		
Data Source(s)	Tax Records/CRS	Tax Records/CRS/Agent	Tax Records/CRS/Agent	Tax Records/CRS/Agent
Effective Date of Data Source(s)	08/28/2026	08/28/2026	08/28/2026	08/28/2026

Analysis of prior sale or transfer history of the subject property and comparable sales The subject property has one noted transactions noted within the prior thirty-six months at the time of the inspection noted on the - 03/04/2026 for $114,042, limited warranty deed. Comparable Sales #2, #3, do not have any additional transaction noted within the pervious twelve months. Comp #1 prior transaction is noted as a limited warranty deed.

Summary of Sales Comparison Approach The comparable sales are recent, taken from the same market area, and involved financing which is typical of the market. They are similar in age, size, quality of construction, and would be given equal consideration by prospective purchasers within the subject market area. See the General Text Addendum for additional comments.

Indicated Value by Sales Comparison Approach $ 170,000

RECONCILIATION

Indicated Value by: Sales Comparison Approach $ 170,000 **Cost Approach (if developed) $** 182,352 **Income Approach (if developed) $** 171,200

The cost approach was consider within this analysis, however most weight is given the Sales Comparison Approach which best reflects the actions of typical buyers and sellers under current market conditions. Homes in this neighborhood are typically purchased for owner use, not income; therefore the income approach is considered inappropriate in this appraisal.

This appraisal is made ☒ "as is", ☐ subject to completion per plans and specifications on the basis of a hypothetical condition that the improvements have been completed, ☐ subject to the following repairs or alterations on the basis of a hypothetical condition that the repairs or alterations have been completed, or ☐ subject to the following required inspection based on the extraordinary assumption that the condition or deficiency does not require alteration or repair:

Based on a complete visual inspection of the interior and exterior areas of the subject property, defined scope of work, statement of assumptions and limiting conditions, and appraiser's certification, my (our) opinion of the market value, as defined, of the real property that is the subject of this report is $ 170,000 **, as of** 08/28/2026 **, which is the date of inspection and the effective date of this appraisal.**

ADDITIONAL COMMENTS

I certify that, to the best of my knowledge and belief: the statements of fact contained in this report are true and correct. The reported analyses, opinions, and conclusions are limited only by the reported assumptions and limiting condition, and are my personal, unbiased professional analysis, opinions, and conclusions. I have no (or the specified) present or prospective interest in the property that is the subject of this report, and I have no (or other specified) personal interest or bias with the respect to the parties involved. I have no bias with the respect to the property that is the subject of this report or to the parties involved in this assignment. My engagement in this assignment or in any future assignment is not contingent upon developing or reporting predetermined results. My compensation is not contingent upon the reporting of a predetermined value or direction in value that favors the cause of the client, the amount of the value estimated, the attainment of a stipulated result, or the occurrence of a subsequent event. My analysis, opinions, and conclusions were developed, and this report has been prepared, in conformity with the Georgia Real Estate Appraiser Classifications and Regulation Act and the Rules and Regulations of the Georgia Real Estate Appraisers Board.

"The appraiser certifies and agrees that this appraisal report was prepared in accordance with the requirements of Title XI of the Financial Institutions, Reform, Recovery, and Enforcement Act (FIRREA) of 1989, as amended (12 U.S.C. 3331 et seq.), and any applicable implementing regulations in effect at the time the appraiser signs this certification."

COST APPROACH TO VALUE (not required by Fannie Mae)

Provide adequate information for the lender/client to replicate the below cost figures and calculations.

Support for the opinion of site value (summary of comparable land sales or other methods for estimating site value) In estimating the site value of the subject property and all comparables the appraiser has relied upon knowledge of the market including analysis of site sales and/or extraction of site values from the sales of improved properties.

ESTIMATED ☐ REPRODUCTION OR ☒ REPLACEMENT COST NEW	OPINION OF SITE VALUE			=$	22,000
Source of cost data Marshall & Swift / Local Builders	DWELLING	1,440 Sq.Ft. @ $	120.00	=$	172,800
Quality rating from cost service Avg Effective date of cost data 2026		0 Sq.Ft. @ $		=$	
Comments on Cost Approach (gross living area calculations, depreciation, etc.)				=$	
The floor plan area is an approximation and any minor deviation in sq. ft.	Garage/Carport	Sq.Ft. @ $		=$	
will have no affect on estimated value. Cost figures are based on the	Total Estimate of Cost-New			=$	172,800
Marshall and Swift's Residential Cost Handbook, local builders and local	Less Physical	Functional	External		
knowledge of the subject's market area. Site value is estimated by	Depreciation 28,806			=$(	28,806)
extraction.	Depreciated Cost of Improvements			=$	143,994
	"As-is" Value of Site Improvements			=$	
Remaining Economic Life 45-60 Years	Porch, Patio, Gutters, Driveway			=$	16,358
Estimated Remaining Economic Life (HUD and VA only) 50 Years	INDICATED VALUE BY COST APPROACH			=$	182,352

INCOME APPROACH TO VALUE (not required by Fannie Mae)

Estimated Monthly Market Rent $ 1600 X Gross Rent Multiplier 107 = $ 171,200 Indicated Value by Income Approach

Summary of Income Approach (including support for market rent and GRM) Due to lack of GRM data, the Income Approach is not applicable. Most weight is given the Sales Comparison Approach which best reflects the actions of typical buyers and sellers under current market conditions.

PROJECT INFORMATION FOR PUDs (If applicable)

Is the developer/builder in control of the Homeowners' Association (HOA)? ☐ Yes ☒ No Unit type(s) ☐ Detached ☒ Attached

Provide the following information for PUDs ONLY if the developer/builder is in control of the HOA and the subject property is an attached dwelling unit.

Legal Name of Project Callaway Crossing

Total number of phases Total number of units Total number of units sold

Total number of units rented Total number of units for sale Data source(s)

Was the project created by the conversion of existing building(s) into a PUD? ☐ Yes ☒ No If Yes, date of conversion.

Does the project contain any multi-dwelling units? ☐ Yes ☒ No Data Source Visual Inspection

Are the units, common elements, and recreation facilities complete? ☒ Yes ☐ No If No, describe the status of completion.

Are the common elements leased to or by the Homeowners' Association? ☐ Yes ☒ No If Yes, describe the rental terms and options.

Describe common elements and recreational facilities. Sidewalks, Streetlights

This report form is designed to report an appraisal of a one-unit property or a one-unit property with an accessory unit; including a unit in a planned unit development (PUD). This report form is not designed to report an appraisal of a manufactured home or a unit in a condominium or cooperative project.

This appraisal report is subject to the following scope of work, intended use, intended user, definition of market value, statement of assumptions and limiting conditions, and certifications. Modifications, additions, or deletions to the intended use, intended user, definition of market value, or assumptions and limiting conditions are not permitted. The appraiser may expand the scope of work to include any additional research or analysis necessary based on the complexity of this appraisal assignment. Modifications or deletions to the certifications are also not permitted. However, additional certifications that do not constitute material alterations to this appraisal report, such as those required by law or those related to the appraiser's continuing education or membership in an appraisal organization, are permitted.

SCOPE OF WORK: The scope of work for this appraisal is defined by the complexity of this appraisal assignment and the reporting requirements of this appraisal report form, including the following definition of market value, statement of assumptions and limiting conditions, and certifications. The appraiser must, at a minimum: (1) perform a complete visual inspection of the interior and exterior areas of the subject property, (2) inspect the neighborhood, (3) inspect each of the comparable sales from at least the street, (4) research, verify, and analyze data from reliable public and/or private sources, and (5) report his or her analysis, opinions, and conclusions in this appraisal report.

INTENDED USE: The intended use of this appraisal report is for the lender/client to evaluate the property that is the subject of this appraisal for a mortgage finance transaction.

INTENDED USER: The intended user of this appraisal report is the lender/client.

DEFINITION OF MARKET VALUE: The most probable price which a property should bring in a competitive and open market under all conditions requisite to a fair sale, the buyer and seller, each acting prudently, knowledgeably and assuming the price is not affected by undue stimulus. Implicit in this definition is the consummation of a sale as of a specified date and the passing of title from seller to buyer under conditions whereby: (1) buyer and seller are typically motivated; (2) both parties are well informed or well advised, and each acting in what he or she considers his or her own best interest; (3) a reasonable time is allowed for exposure in the open market; (4) payment is made in terms of cash in U. S. dollars or in terms of financial arrangements comparable thereto; and (5) the price represents the normal consideration for the property sold unaffected by special or creative financing or sales concessions* granted by anyone associated with the sale.

*Adjustments to the comparables must be made for special or creative financing or sales concessions. No adjustments are necessary for those costs which are normally paid by sellers as a result of tradition or law in a market area; these costs are readily identifiable since the seller pays these costs in virtually all sales transactions. Special or creative financing adjustments can be made to the comparable property by comparisons to financing terms offered by a third party institutional lender that is not already involved in the property or transaction. Any adjustment should not be calculated on a mechanical dollar for dollar cost of the financing or concession but the dollar amount of any adjustment should approximate the market's reaction to the financing or concessions based on the appraiser's judgment.

STATEMENT OF ASSUMPTIONS AND LIMITING CONDITIONS: The appraiser's certification in this report is subject to the following assumptions and limiting conditions:

1. The appraiser will not be responsible for matters of a legal nature that affect either the property being appraised or the title to it, except for information that he or she became aware of during the research involved in performing this appraisal. The appraiser assumes that the title is good and marketable and will not render any opinions about the title.

2. The appraiser has provided a sketch in this appraisal report to show the approximate dimensions of the improvements. The sketch is included only to assist the reader in visualizing the property and understanding the appraiser's determination of its size.

3. The appraiser has examined the available flood maps that are provided by the Federal Emergency Management Agency (or other data sources) and has noted in this appraisal report whether any portion of the subject site is located in an identified Special Flood Hazard Area. Because the appraiser is not a surveyor, he or she makes no guarantees, express or implied, regarding this determination.

4. The appraiser will not give testimony or appear in court because he or she made an appraisal of the property in question, unless specific arrangements to do so have been made beforehand, or as otherwise required by law.

5. The appraiser has noted in this appraisal report any adverse conditions (such as needed repairs, deterioration, the presence of hazardous wastes, toxic substances, etc.) observed during the inspection of the subject property or that he or she became aware of during the research involved in performing the appraisal. Unless otherwise stated in this appraisal report, the appraiser has no knowledge of any hidden or unapparent physical deficiencies or adverse conditions of the property (such as, but not limited to, needed repairs, deterioration, the presence of hazardous wastes, toxic substances, adverse environmental conditions, etc.) that would make the property less valuable, and has assumed that there are no such conditions and makes no guarantees or warranties, express or implied. The appraiser will not be responsible for any such conditions that do exist or for any engineering or testing that might be required to discover whether such conditions exist. Because the appraiser is not an expert in the field of environmental hazards, this appraisal report must not be considered as an environmental assessment of the property.

6. The appraiser has based his or her appraisal report and valuation conclusion for an appraisal that is subject to satisfactory completion, repairs, or alterations on the assumption that the completion, repairs, or alterations of the subject property will be performed in a professional manner.

APPRAISER'S CERTIFICATION: The Appraiser certifies and agrees that:

1. I have, at a minimum, developed and reported this appraisal in accordance with the scope of work requirements stated in this appraisal report.

2. I performed a complete visual inspection of the interior and exterior areas of the subject property. I reported the condition of the improvements in factual, specific terms. I identified and reported the physical deficiencies that could affect the livability, soundness, or structural integrity of the property.

3. I performed this appraisal in accordance with the requirements of the Uniform Standards of Professional Appraisal Practice that were adopted and promulgated by the Appraisal Standards Board of The Appraisal Foundation and that were in place at the time this appraisal report was prepared.

4. I developed my opinion of the market value of the real property that is the subject of this report based on the sales comparison approach to value. I have adequate comparable market data to develop a reliable sales comparison approach for this appraisal assignment. I further certify that I considered the cost and income approaches to value but did not develop them, unless otherwise indicated in this report.

5. I researched, verified, analyzed, and reported on any current agreement for sale for the subject property, any offering for sale of the subject property in the twelve months prior to the effective date of this appraisal, and the prior sales of the subject property for a minimum of three years prior to the effective date of this appraisal, unless otherwise indicated in this report.

6. I researched, verified, analyzed, and reported on the prior sales of the comparable sales for a minimum of one year prior to the date of sale of the comparable sale, unless otherwise indicated in this report.

7. I selected and used comparable sales that are locationally, physically, and functionally the most similar to the subject property.

8. I have not used comparable sales that were the result of combining a land sale with the contract purchase price of a home that has been built or will be built on the land.

9. I have reported adjustments to the comparable sales that reflect the market's reaction to the differences between the subject property and the comparable sales.

10. I verified, from a disinterested source, all information in this report that was provided by parties who have a financial interest in the sale or financing of the subject property.

11. I have knowledge and experience in appraising this type of property in this market area.

12. I am aware of, and have access to, the necessary and appropriate public and private data sources, such as multiple listing services, tax assessment records, public land records and other such data sources for the area in which the property is located.

13. I obtained the information, estimates, and opinions furnished by other parties and expressed in this appraisal report from reliable sources that I believe to be true and correct.

14. I have taken into consideration the factors that have an impact on value with respect to the subject neighborhood, subject property, and the proximity of the subject property to adverse influences in the development of my opinion of market value. I have noted in this appraisal report any adverse conditions (such as, but not limited to, needed repairs, deterioration, the presence of hazardous wastes, toxic substances, adverse environmental conditions, etc.) observed during the inspection of the subject property or that I became aware of during the research involved in performing this appraisal. I have considered these adverse conditions in my analysis of the property value, and have reported on the effect of the conditions on the value and marketability of the subject property.

15. I have not knowingly withheld any significant information from this appraisal report and, to the best of my knowledge, all statements and information in this appraisal report are true and correct.

16. I stated in this appraisal report my own personal, unbiased, and professional analysis, opinions, and conclusions, which are subject only to the assumptions and limiting conditions in this appraisal report.

17. I have no present or prospective interest in the property that is the subject of this report, and I have no present or prospective personal interest or bias with respect to the participants in the transaction. I did not base, either partially or completely, my analysis and/or opinion of market value in this appraisal report on the race, color, religion, sex, age, marital status, handicap, familial status, or national origin of either the prospective owners or occupants of the subject property or of the present owners or occupants of the properties in the vicinity of the subject property or on any other basis prohibited by law.

18. My employment and/or compensation for performing this appraisal or any future or anticipated appraisals was not conditioned on any agreement or understanding, written or otherwise, that I would report (or present analysis supporting) a predetermined specific value, a predetermined minimum value, a range or direction in value, a value that favors the cause of any party, or the attainment of a specific result or occurrence of a specific subsequent event (such as approval of a pending mortgage loan application).

19. I personally prepared all conclusions and opinions about the real estate that were set forth in this appraisal report. If I relied on significant real property appraisal assistance from any individual or individuals in the performance of this appraisal or the preparation of this appraisal report, I have named such individual(s) and disclosed the specific tasks performed in this appraisal report. I certify that any individual so named is qualified to perform the tasks. I have not authorized anyone to make a change to any item in this appraisal report; therefore, any change made to this appraisal is unauthorized and I will take no responsibility for it.

20. I identified the lender/client in this appraisal report who is the individual, organization, or agent for the organization that ordered and will receive this appraisal report.

21. The lender/client may disclose or distribute this appraisal report to: the borrower; another lender at the request of the borrower; the mortgagee or its successors and assigns; mortgage insurers; government sponsored enterprises; other secondary market participants; data collection or reporting services; professional appraisal organizations; any department, agency, or instrumentality of the United States; and any state, the District of Columbia, or other jurisdictions; without having to obtain the appraiser's or supervisory appraiser's (if applicable) consent. Such consent must be obtained before this appraisal report may be disclosed or distributed to any other party (including, but not limited to, the public through advertising, public relations, news, sales, or other media).

22. I am aware that any disclosure or distribution of this appraisal report by me or the lender/client may be subject to certain laws and regulations. Further, I am also subject to the provisions of the Uniform Standards of Professional Appraisal Practice that pertain to disclosure or distribution by me.

23. The borrower, another lender at the request of the borrower, the mortgagee or its successors and assigns, mortgage insurers, government sponsored enterprises, and other secondary market participants may rely on this appraisal report as part of any mortgage finance transaction that involves any one or more of these parties.

24. If this appraisal report was transmitted as an "electronic record" containing my "electronic signature," as those terms are defined in applicable federal and/or state laws (excluding audio and video recordings), or a facsimile transmission of this appraisal report containing a copy or representation of my signature, the appraisal report shall be as effective, enforceable and valid as if a paper version of this appraisal report were delivered containing my original hand written signature.

25. Any intentional or negligent misrepresentation(s) contained in this appraisal report may result in civil liability and/or criminal penalties including, but not limited to, fine or imprisonment or both under the provisions of Title 18, United States Code, Section 1001, et seq., or similar state laws.

SUPERVISORY APPRAISER'S CERTIFICATION: The Supervisory Appraiser certifies and agrees that:

1. I directly supervised the appraiser for this appraisal assignment, have read the appraisal report, and agree with the appraiser's analysis, opinions, statements, conclusions, and the appraiser's certification.

2. I accept full responsibility for the contents of this appraisal report including, but not limited to, the appraiser's analysis, opinions, statements, conclusions, and the appraiser's certification.

3. The appraiser identified in this appraisal report is either a sub-contractor or an employee of the supervisory appraiser (or the appraisal firm), is qualified to perform this appraisal, and is acceptable to perform this appraisal under the applicable state law.

4. This appraisal report complies with the Uniform Standards of Professional Appraisal Practice that were adopted and promulgated by the Appraisal Standards Board of The Appraisal Foundation and that were in place at the time this appraisal report was prepared.

5. If this appraisal report was transmitted as an "electronic record" containing my "electronic signature," as those terms are defined in applicable federal and/or state laws (excluding audio and video recordings), or a facsimile transmission of this appraisal report containing a copy or representation of my signature, the appraisal report shall be as effective, enforceable and valid as if a paper version of this appraisal report were delivered containing my original hand written signature.

APPRAISER

Signature Michael T. Herrick
Name Michael Thomas Herrick
Company Name Herrick Appraisals, Inc.
Company Address 455 Tri County Road
Brooks, GA 30205
Telephone Number 678-283-8205
Email Address herrickappraisalsinc@gmail.com
Date of Signature and Report 09/03/2026
Effective Date of Appraisal 08/28/2026
State Certification #
or State License # L269828
or Other (describe) State #
State GA
Expiration Date of Certification or License 08/31/2027

ADDRESS OF PROPERTY APPRAISED
11322 Michelle Way
Lovejoy, GA 30228
APPRAISED VALUE OF SUBJECT PROPERTY $ 170,000
LENDER/CLIENT
Name N/A
Company Name HouseMax Funding
Company Address 3711 S MoPac Expy, Bldg 2 Ste 400, Austin, TX 78746
Email Address

SUPERVISORY APPRAISER (ONLY IF REQUIRED)

Signature
Name
Company Name
Company Address
Telephone Number
Email Address
Date of Signature
State Certification #
or State License #
State
Expiration Date of Certification or License

SUBJECT PROPERTY

☐ Did not inspect subject property
☐ Did inspect exterior of subject property from street
Date of Inspection
☐ Did inspect interior and exterior of subject property
Date of Inspection

COMPARABLE SALES

☐ Did not inspect exterior of comparable sales from street
☐ Did inspect exterior of comparable sales from street
Date of Inspection

SINGLE FAMILY COMPARABLE RENT SCHEDULE

This form is intended to provide the appraiser with a familiar format to estimate the market rent of the subject property. Adjustments should be made only for items of significant difference between the comparables and the subject property.

ITEM	SUBJECT	COMPARABLE NO. 1		COMPARABLE NO. 2		COMPARABLE NO. 3	
Address	11322 Michelle Way Lovejoy, GA 30228	2468 Brianna Dr Lovejoy, GA 30228		2395 Brianna Dr Lovejoy, GA 30228		2361 Brianna Dr Lovejoy, GA 30228	
Proximity to Subject		0.02 miles SE		0.16 miles SW		0.16 miles SW	
Date Lease Begins Date Lease Expires	N/A N/A	08/17/2026 08/17/2027		04/23/2026 04/23/2027		06/08/2026 06/08/2027	
Monthy Rental	If Currently Rented: $ 0	$ 1,600		$ 1,700		$ 1,525	
Less: Utilities Furniture	$	$		$		$	
Adjusted Monthly Rent	$	$ 1,600		$ 1,700		$ 1,525	
Data Source	Inspect/CRS Tax Records	GAMLS #10811849 TaxRecords/CRS		GAMLS #10709176 TaxRecords/CRS		GAMLS #10731860 TaxRecords/CRS	
RENT ADJUSTMENTS	DESCRIPTION	DESCRIPTION	+(−)$ Adjust.	DESCRIPTION	+(−)$ Adjust.	DESCRIPTION	+(−)$ Adjust.
Rent Concessions		1600 0	0	1700 0	0	1525 0	0
Location/View	N;Res; N;Res;	N;Res; N;Res;		N;Res; N;Res;		N;Res; N;Res;	
Design and Appeal	AT2;Townhome	AT2;Townhome		AT2;Townhome		AT2;Townhome	
Age/Condition	22 C4	24 C4	0	22 C3	-50	24 C3	0 -50
Above Grade Room Count (Total / Bdrms / Baths)	6 / 3 / 2.1	6 / 3 / 2.1		6 / 3 / 2.1		6 / 3 / 2.1	
Gross Living Area	1,440 Sq. Ft.	1,441 Sq. Ft.	0	1,440 Sq. Ft.		1,384 Sq. Ft.	0
Other (e.g., basement, etc.)	0sf	0sf		0sf		0sf	
Other:							
Net Adj. (total)		☐ + ☐ - $		☐ + ☒ - $	-50	☐ + ☒ - $	-50
Indicated Monthly Market Rent		$	1,600	$	1,650	$	1,475

Comments on market data, including the range of rents for single family properties, an estimate of vacancy for single family rental properties, the general trend of rents and vacancy, and support for the above adjustments. (Rent concessions should be adjusted to the market, not to the subject property.) All rentals utilized are similar in GRA and within the subject's market area. They are of similar age, utility and all would be consider to the same potential tenant at the time of the inspection.

Final Reconciliation of Market Rent: The subject market area is ideal for rentals due to its proximity to employment, business, shopping facilities, the Atlanta International Airport, and transportation corridors connecting the neighborhood to the Atlanta C.B.D. Being the hub of Delta Airlines, the Atlanta International Airport, and its proximity to the neighborhood, also provides numerous potential tenants/lessee. Weight was given to each rental equally due to their GLA, style, quality of construction.

I (WE) ESTIMATE THE MONTHLY MARKET RENT OF THE SUBJECT AS OF 08/28/2026 20 ___ TO BE $ 1,600

Appraiser(s) SIGNATURE Michael T. Herrick

NAME Michael Thomas Herrick

Review Appraiser (If applicable) SIGNATURE

NAME

Supplemental Addendum

File No. MERC - 58764514

Borrower	Tirios Propco Series LLC - 11322 Michelle						
Property Address	11322 Michelle Way						
City	Lovejoy	County	Clayton	State	GA	Zip Code	30228
Lender/Client	HouseMax Funding						

GENERAL TEXT ADDENDUM

The intended user of this appraisal report is Lender/Client. The intended use is to evaluate the property that is the subject of this appraisal is for a mortgage finance transaction, subject to the stated scope of work, purpose of the appraisal, reporting requirements of the appraisal report form, insurability and definition of market value. No additional intended users are identified by the appraiser.

My analysis, opinions, and conclusions were developed, and this report has been prepared, in conformity with the Georgia Real Estate Appraiser Classifications and Regulation Act and the Rules and Regulations of the Georgia Real Estate Appraisers Board.

ABBREVIATIONS UTILIZED IN THIS REPORT:

MLS	-	Multiple Listing Service
AIMDC	-	Appraisal Institute Market Data Center
FNMA	-	Federal National Mortgage Association (" Fannie Mae")
USPAP	-	Uniform Standards Of Professional Appraisal Practice
PudRcds	-	Tax/Deed Records
SLRRPA	-	State License Residential Real Property Appraiser
C.B.D.	-	Central Business District

SUBJECT COMMENTS:

The borrowers name and the owners name does not match. I have attached tax records for verification.

At the time of the inspection the subject property was vacant.

ANSI Measurement Commentary:
The subject's sketch and gross living area calculations were completed in accordance with ANSI® Z765-2021 standards. All measurements were obtained through onsite inspection and are reported to the nearest inch, with final calculations rounded to the nearest half foot as required.

Highest and Best Use Commentary:
The highest and best use analysis concluded the current use of the subject property as residential is the highest and best use. The existing improvements represent a legally permitted, physically possible, financially feasible, and maximally productive use of the site. The current residential use is consistent with surrounding development patterns and market expectations.

Utilities Commentary:
The electrical utilities were operational and observed to be functioning properly at the time of inspection. However, the water was off and I was unable to verify those utilities.

Non-Realty Items Commentary:
No contributory value was assigned to personal property or non-realty items as part of this analysis. The opinion of value reflects only the real property.

Land Use Commentary:
The land use classification shown as "Other 25%" represents vacant/undeveloped land use within Clayton County and is not considered inconsistent with the subject property's current residential use and surrounding market area characteristics.

Safety Items Commentary:
The subject property contains smoke detectors. Based on available information, Meriwether County does not require water heater strapping or carbon monoxide detectors for this property type. No adverse impact to value or marketability was observed due to these items.

Location Map Commentary:
The location map provided represents the best available display based on the geographic distance between the subject and comparable properties. Due to the distance of some comparable sales from the subject and limitations of the map zoom feature, the map may not display all property details; however, the locations shown accurately represent the subject and comparable properties.

COMPARABLE COMMENTS:

Market differential adjustments that were made were based on local knowledge/local distributors and typical market reaction cost to the additional line, improvements items that were adjusted for within this analysis.

No adjustments were made for the sellers concessions, due to being typical and common for the market area at the time of the inspection.

Supplemental Addendum

File No. MERC - 58764514

Borrower	Tirios Propco Series LLC - 11322 Michelle						
Property Address	11322 Michelle Way						
City	Lovejoy	County	Clayton	State	GA	Zip Code	30228
Lender/Client	HouseMax Funding						

No adjustments were made for style, number of stories, room count, bedroom count, due to that the subject and the comparables are within a similar GLA that was adjusted accordingly, which is a typical appraisal practice. The subject and the comparables would be consider by the same potential purchaser.

The subject and the comparables, per the location maps seem to show them within close proximity to main road ways, water ways and other land boundaries, utility lines, easements, retention area, rail road tracks and commercial property, FAA Runways/Military Base. However, no negative adjustments were made due to the subject nor the comparables within this analysis are negatively effected by the proximity to these noted items.

A ll the comparable sales were verified through GAMLS.

Although the style of the comparable sells may not exactly match the subject property, the utility, as well as design, would appeal to the same potential purchaser.

Comparable #3, at the time of the inspection, occurred six months prior from the date of the inspection. Due to the volume of comparables, I had to extend my search for a shirt sale to bracket the subject.

I researched the Lovejoy, within a twelve month time frame, similar in GLA, from 08/28/2025 through 08/28/2026 the 1004MC indicates there were several comparables showing a 0% decline within a year. Therefore the subject was noted in a stable market area. I also researched Google and Redfin, they also confirm the subject is located within a stable market area.

There is a range of unadjusted/adjusted values within this analysis, however, the comparable sales within this analysis are the best and most recent comparable sales available at the time of the inspection.

Since all adjustments were based on current appraisal procedures and principles, the indicated value is an accurate, reasonable, and justifiable representation of the current market value as of the effective appraisal date.

SALES COMPARISON / PAIRED SALES ANALYSIS

The Sales Comparison Approach was developed using three closed comparable sales from the subject's competitive townhome market. The comparable sales are located approximately 0.04 to 0.16 miles from the subject and provide relevant market data for analysis of the subject property. The sales were analyzed for differences in condition, gross living area, site size, actual age, room and bedroom count, view, and applicable amenities. Adjustments were applied where the available sales data indicated a measurable contributory difference.

The subject property, located at 11322 Michelle Way, Lovejoy, Georgia, is a Q4/C4 townhome containing approximately 1,440 square feet of above-grade living area with 6 rooms, 3 bedrooms, and 2.1 baths. The subject has a reported site area of approximately 2,178 square feet, a 2-car driveway, porch/patio, and fence.

CONDITION ADJUSTMENT – C3 VS. C4

The subject is rated C4. Comparable Sale #1 is also rated C4, while Comparable Sales #2 and #3 are rated C3. The comparable set provides both similar-condition and superior-condition sales within the same competitive townhome market.

Comparable #1 sold for $169,000 and provides the primary C4 benchmark. It is highly similar to the subject in property type, quality, GLA, room count, bedroom count, bathroom count, site size, and overall condition.

Comparable #2 sold for $180,000 and is particularly useful in analyzing the condition difference because it is located on Michelle Way, contains the identical 1,440-square-foot GLA, has the same 6-room/3-bedroom/2.1-bath configuration, is of similar actual age, and has the same Q4 quality rating. The primary significant physical difference affecting this comparison is its superior C3 condition relative to the subject's C4 condition.

Comparable #3 sold for $190,000 and is also rated C3. This comparable is larger than the subject and requires a separate GLA adjustment.

Analysis of the C4 and C3 sales, after consideration of their remaining physical differences, supports a $10,000 contributory adjustment for the difference between C3 and C4 condition. Therefore, downward adjustments of $10,000 were applied to Comparable Sales #2 and #3 for their superior C3 condition.

The $10,000 condition adjustment represents market reaction to the overall difference in condition and is not intended to represent a dollar-for-dollar renovation cost or cost-to-cure estimate.

GLA ADJUSTMENT

Gross living area was analyzed at $25 per square foot. The adjustment reflects contributory market reaction to differences in above-grade living area rather than construction cost.

Comparable #1 contains 1,432 square feet compared with the subject's 1,440 square feet. The difference is only 8 square feet and is nominal; therefore, no GLA adjustment was necessary.

Comparable #2 contains 1,440 square feet, which is identical to the subject. No GLA adjustment was required.

Supplemental Addendum

File No. MERC - 58764514

Borrower	Tirios Propco Series LLC - 11322 Michelle						
Property Address	11322 Michelle Way						
City	Lovejoy	County	Clayton	State	GA	Zip Code	30228
Lender/Client	HouseMax Funding						

Comparable #3 contains 1,654 square feet compared with the subject's 1,440 square feet, a difference of 214 square feet. Applying the $25-per-square-foot rate indicates $5,350, rounded to $5,400 in the sales comparison grid. A downward adjustment of $5,400 was therefore applied to Comparable #3 for its superior GLA.

FENCE / PORCH / PATIO ADJUSTMENTS

A contributory adjustment of $1,500 was utilized for applicable differences in fence, porch, and patio amenities. The $1,500 adjustment reflects contributory market utility rather than the cost to construct or replace the individual amenity. Adjustments were applied only where the applicable amenity differed between the subject and comparable sale.

LOT SIZE – NO ADJUSTMENT

The subject has a reported site area of approximately 2,178 square feet. Comparable Sales #1 and #3 also have reported site areas of approximately 2,178 square feet. Comparable #2 has a larger reported site area of approximately 3,920 square feet.

No adjustment was made for lot-size differences. These properties are townhomes competing within the same residential market, and the available comparable data does not demonstrate a measurable separate market reaction attributable to the difference in individual site area. The larger site of Comparable #2 was considered in the overall comparison; however, the available data does not support a separate numerical adjustment.

ACTUAL AGE – NO ADJUSTMENT

The subject is approximately 22 years old. The comparable sales range from approximately 22 to 24 years old and represent the same general period of construction.

No adjustment was made for actual age. The limited chronological age differences do not demonstrate a measurable separate market reaction within the available sales data. Condition was analyzed independently through the C3/C4 condition analysis. Applying an additional adjustment solely for chronological age is not supported by the available comparable data.

VIEW – NO ADJUSTMENT

The subject and comparable sales have neutral residential views and compete within the same general residential townhome market. The available sales do not demonstrate a measurable market reaction attributable specifically to differences in view. Therefore, no view adjustment was applied.

LOCATION / DISTANCE – NO ADJUSTMENT

The comparable sales are located approximately 0.04 to 0.16 miles from the subject and compete within the same general townhome market. Comparable #2 is located on Michelle Way, while Comparables #1 and #3 are located on Brianna Drive.

The limited distance differences do not demonstrate a measurable separate market reaction. Therefore, no location or distance adjustment was applied.

ROOM COUNT / BEDROOM COUNT – NO ADJUSTMENT

The subject contains 6 rooms with 3 bedrooms. Comparable Sales #1 and #2 also contain 6 rooms with 3 bedrooms. Comparable #3 contains 7 rooms with 4 bedrooms.

No separate adjustment was applied to Comparable #3 for its additional room or bedroom. Comparable #3 also contains 1,654 square feet compared with the subject's 1,440 square feet. Its additional room and bedroom utility is associated with its larger overall GLA. The GLA difference has already been adjusted at $25 per square foot. Applying an additional adjustment for the bedroom or room count would duplicate a portion of the market reaction already addressed through the GLA adjustment.

COMPARABLE SALE #1 – 2421 BRIANNA DRIVE

Comparable #1 sold for $169,000 and is located approximately 0.11 miles from the subject. It is a Q4/C4 townhome containing approximately 1,432 square feet with 6 rooms, 3 bedrooms, and 2.1 baths.

Comparable #1 provides important support because its C4 condition is the same as the subject. Its GLA differs by only 8 square feet, and it has the same room count, bedroom count, bathroom count, quality rating, similar actual age, and identical reported site size.

After the applicable amenity adjustment shown in the sales comparison grid, Comparable #1 provides an adjusted indication of approximately $167,500.

Comparable #1 receives the greatest weight in the final reconciliation because it requires limited adjustment and directly brackets the subject's C4 condition.

Supplemental Addendum

File No. MERC - 58764514

Borrower	Tirios Propco Series LLC - 11322 Michelle						
Property Address	11322 Michelle Way						
City	Lovejoy	County	Clayton	State	GA	Zip Code	30228
Lender/Client	HouseMax Funding						

COMPARABLE SALE #2 – 11307 MICHELLE WAY

Comparable #2 sold for $180,000 and is located approximately 0.04 miles from the subject. It is located on Michelle Way and contains exactly 1,440 square feet, identical to the subject. It also has 6 rooms, 3 bedrooms, 2.1 baths, Q4 quality, and similar actual age.

Comparable #2 is rated C3 compared with the subject's C4 condition. Based upon the paired-sales analysis, a downward $10,000 condition adjustment was applied for its superior C3 condition.

No GLA adjustment was required because the subject and comparable contain identical above-grade living areas.

After the condition adjustment, Comparable #2 provides an adjusted indication of approximately $170,000.

This sale provides strong support for the final value conclusion because of its location, identical GLA, same bedroom and bathroom configuration, similar age, and limited physical differences after consideration of condition.

COMPARABLE SALE #3 – 2351 BRIANNA DRIVE

Comparable #3 sold for $190,000 and is located approximately 0.16 miles from the subject. It is a Q4/C3 townhome containing approximately 1,654 square feet with 7 rooms, 4 bedrooms, and 2.1 baths.

Comparable #3 is 214 square feet larger than the subject. Applying the established $25-per-square-foot GLA adjustment results in approximately $5,350, rounded to a $5,400 downward adjustment.

Comparable #3 is also rated C3 compared with the subject's C4 condition. A $10,000 downward condition adjustment was applied for its superior condition.

After the $5,400 GLA adjustment and $10,000 condition adjustment, Comparable #3 provides an adjusted indication of approximately $174,600.

No separate bedroom or room-count adjustment was applied because the additional bedroom and room are associated with the comparable's larger GLA, which has already been adjusted.

ADJUSTED AND UNADJUSTED SALES RANGES

The three comparable sales have an unadjusted sale-price range of $169,000 to $190,000.

After application of the applicable market-supported adjustments, the comparable sales provide adjusted indications of approximately:

Comparable #1 – $167,500

Comparable #2 – $170,000

Comparable #3 – $174,600

The resulting adjusted sales range is approximately $167,500 to $174,600.

The overlapping range between the unadjusted and adjusted comparable indications is therefore approximately $169,000 to $174,600. The final opinion of market value is reconciled within this overlapping range so that the value conclusion is supported by both the unadjusted and adjusted comparable sales data.

COMPARABLE WEIGHTING

Comparable Sale #1 – 45% weight. Comparable #1 receives the greatest weight because it is C4 like the subject, contains nearly identical GLA, has the same room count, bedroom count and bathroom count, has the same Q4 quality rating, has the same reported site size, and requires limited adjustment.

Comparable Sale #2 – 25% weight. Comparable #2 provides strong support because it is located on Michelle Way approximately 0.04 miles from the subject and contains the identical 1,440-square-foot GLA with the same 3-bedroom/2.1-bath configuration. It receives less weight than Comparable #1 because its C3 condition requires a condition adjustment.

Comparable Sale #3 – 30% weight. Comparable #3 provides additional support for the final value and condition analysis. It receives secondary weight because it is larger than the subject, contains an additional room and bedroom, and is rated C3, requiring both GLA and condition adjustments.

The assigned comparable weighting totals 100%.

Supplemental Addendum

File No. MERC - 58764514

Borrower	Tirios Propco Series LLC - 11322 Michelle						
Property Address	11322 Michelle Way						
City	Lovejoy	County	Clayton	State	GA	Zip Code	30228
Lender/Client	HouseMax Funding						

Using the adjusted indications and assigned weighting:

Comparable #1: $167,500 × 45% = $75,375

Comparable #2: $170,000 × 25% = $42,500

Comparable #3: $174,600 × 30% = $52,380

The resulting weighted indication is approximately $170,255, which supports a rounded market value conclusion of $170,000.

FINAL RECONCILIATION

The unadjusted comparable sales range from $169,000 to $190,000, while the adjusted comparable indications range from approximately $167,500 to $174,600. The overlapping portion of these two ranges is approximately $169,000 to $174,600.

The final value conclusion was reconciled within this overlapping range.

Greatest weight was given to Comparable #1 because it is C4 like the subject and requires limited overall adjustment. Comparable #2 provides strong additional support because it is located on Michelle Way and contains the identical 1,440-square-foot GLA. Comparable #3 provides additional support after adjustments for its larger GLA and superior C3 condition.

Consideration was given to the adjusted indications, unadjusted sale prices, condition, physical similarities, location, degree of adjustment, and relative comparability of each sale. The percentage-weighted analysis further supports a value at approximately $170,000.

Based upon the three closed comparable sales and the analysis described above, the final opinion of market value is reconciled at: $170,000

The $170,000 market value conclusion is within both the unadjusted sale-price range of $169,000 to $190,000 and the adjusted value range of approximately $167,500 to $174,600.

FINAL C3-TO-C4 CONDITION ADJUSTMENT: $10,000

FINAL MARKET VALUE: $170,000

FINAL WEIGHTING:

Comparable #1 – 45%

Comparable #2 – 25%

Comparable #3 – 30%

COMPARABLE SELECTION / SEARCH PARAMETERS

The comparable search emphasized recent closed townhome sales from the subject's immediate competitive market with similar design, quality, age, GLA, room utility, and overall residential characteristics. The three sales utilized are located approximately 0.04 to 0.16 miles from the subject and provide direct market evidence from the same competitive townhome segment. Comparable selection was based on overall comparability rather than any single characteristic.

CONDITION BRACKETING

The subject's C4 condition is bracketed by Comparable #1, which is also rated C4, while Comparable Sales #2 and #3 are rated C3. This provides market data representing both the subject's condition level and superior condition. The C3 sales were adjusted downward by $10,000 based on the market reaction indicated within the available comparable data. Condition was analyzed separately from actual age to avoid duplication of adjustments.

GLA BRACKETING

The subject contains 1,440 square feet of GLA. Comparable #1 contains 1,432 square feet, Comparable #2 contains exactly 1,440 square feet, and Comparable #3 contains 1,654 square feet. The subject's GLA is therefore well represented by the comparable set, including one sale with identical GLA and another differing by only 8 square feet. Comparable #3 provides additional market data above the subject's GLA and was adjusted at the established $25-per-square-foot rate.

Supplemental Addendum

File No. MERC - 58764514

Borrower	Tirios Propco Series LLC - 11322 Michelle						
Property Address	11322 Michelle Way						
City	Lovejoy	County	Clayton	State	GA	Zip Code	30228
Lender/Client	HouseMax Funding						

MINIMAL ADJUSTMENT SUPPORT

Comparable #1 requires limited adjustment and provides a direct C4 comparison to the subject. Comparable #2 requires no GLA adjustment because its 1,440-square-foot GLA is identical to the subject, with its primary adjustment attributable to C3 condition. Comparable #3 requires greater adjustment due to its larger GLA and C3 condition. The differences in required adjustments were considered when assigning the final comparable weights.

MARKET VALUE BRACKETING

The final opinion of value was specifically reconciled after consideration of both the unadjusted and adjusted comparable ranges. The unadjusted closed-sale range is $169,000 to $190,000, and the adjusted range is approximately $167,500 to $174,600. These ranges overlap from approximately $169,000 to $174,600.

The final opinion of $170,000 falls within both the unadjusted and adjusted ranges and is supported by the weighted comparable analysis. The conclusion is not based solely upon an average of the sales but upon the relative comparability, condition, physical characteristics, required adjustments, and resulting adjusted indications of each comparable.

ADJUSTMENT CONSISTENCY

Adjustments were applied consistently throughout the Sales Comparison Approach. GLA was analyzed at $25 per square foot; applicable fence, porch, and patio differences were analyzed at $1,500; and superior C3 condition was adjusted downward by $10,000 relative to the subject's C4 condition. No separate adjustments were applied for characteristics where the available comparable data did not demonstrate a measurable independent market reaction.

AVOIDANCE OF DUPLICATIVE ADJUSTMENTS

Care was taken not to apply multiple adjustments for characteristics reflecting the same underlying market difference. In particular, Comparable #3's additional room and bedroom are associated with its larger GLA. Because the GLA difference was already adjusted, an additional bedroom or room-count adjustment was not applied. Likewise, actual age was not separately adjusted when the available data did not demonstrate an independent market reaction apart from condition.

FINAL SALES COMPARISON SUPPORT

All three comparable sales were considered in the final reconciliation. No single sale was relied upon exclusively. Comparable #1 provides the strongest C4 condition comparison, Comparable #2 provides an identical GLA comparison on Michelle Way, and Comparable #3 provides additional C3 and larger-GLA market data. Together, the sales provide a reasonable basis for the final opinion of $170,000, with weights of 45% to Comparable #1, 25% to Comparable #2, and 30% to Comparable #3.

The appraisal was signed with a secure digital signature.

The signature date reflects the date a revision was requested.

Client requested this is be noted as the borrower - Tirios Propco Series LLC-11322 Michelle, the attached tax records does not match the current owner. See Attached.

Supplemental Addendum

File No. MERC - 58764514

Borrower	Tirios Propco Series LLC - 11322 Michelle						
Property Address	11322 Michelle Way						
City	Lovejoy	County	Clayton	State	GA	Zip Code	30228
Lender/Client	HouseMax Funding						

Market Conditions Addendum to the Appraisal Report

File No. MERC - 58764514

The purpose of this addendum is to provide the lender/client with a clear and accurate understanding of the market trends and conditions prevalent in the subject neighborhood. This is a required addendum for all appraisal reports with an effective date on or after April 1, 2009.

Property Address 11322 Michelle Way | City Lovejoy | State GA | ZIP Code 30228

Borrower Tirios Propco Series LLC - 11322 Michelle

Instructions: The appraiser must use the information required on this form as the basis for his/her conclusions, and must provide support for those conclusions, regarding housing trends and overall market conditions as reported in the Neighborhood section of the appraisal report form. The appraiser must fill in all the information to the extent it is available and reliable and must provide analysis as indicated below. If any required data is unavailable or is considered unreliable, the appraiser must provide an explanation. It is recognized that not all data sources will be able to provide data for the shaded areas below; if it is available, however, the appraiser must include the data in the analysis. If data sources provide the required information as an average instead of the median, the appraiser should report the available figure and identify it as an average. Sales and listings must be properties that compete with the subject property, determined by applying the criteria that would be used by a prospective buyer of the subject property. The appraiser must explain any anomalies in the data, such as seasonal markets, new construction, foreclosures, etc.

MARKET RESEARCH & ANALYSIS

Inventory Analysis	Prior 7–12 Months	Prior 4–6 Months	Current – 3 Months	Overall Trend		
Total # of Comparable Sales (Settled)	6	3	2	☐ Increasing	☒ Stable	☐ Declining
Absorption Rate (Total Sales/Months)	1.00	1.00	0.67	☐ Increasing	☐ Stable	☒ Declining
Total # of Comparable Active Listings	6	5	7	☐ Declining	☒ Stable	☐ Increasing
Months of Housing Supply (Total Listings/Ab.Rate)	6.0	5.0	10.4	☐ Declining	☐ Stable	☒ Increasing
Median Sale & List Price, DOM, Sale/List %	Prior 7–12 Months	Prior 4–6 Months	Current – 3 Months	Overall Trend		
Median Comparable Sale Price	185,750	200,000	174,500	☐ Increasing	☒ Stable	☐ Declining
Median Comparable Sales Days on Market	41	41	83	☐ Declining	☐ Stable	☒ Increasing
Median Comparable List Price	196,750	180,000	195,000	☐ Increasing	☒ Stable	☐ Declining
Median Comparable Listings Days on Market	63	150	55	☒ Declining	☐ Stable	☐ Increasing
Median Sale Price as % of List Price	98.15	100.00	100.00	☐ Increasing	☒ Stable	☐ Declining
Seller-(developer, builder, etc.)paid financial assistance prevalent?	☒ Yes	☐ No		☐ Declining	☐ Stable	☒ Increasing

Explain in detail the seller concessions trends for the past 12 months (e.g., seller contributions increased from 3% to 5%, increasing use of buydowns, closing costs, condo fees, options, etc.). GAMLS Pro 1004MC Median Seller Concession Percent, Prior 7-12 Months 3.07%, Prior 4-6 Months 3.00% and Current-3 Months 6.75%. This is a typical range for seller concession within the subject's market area, due to being within a typical range of 0%-%5 for the subject market area.

Are foreclosure sales (REO sales) a factor in the market? ☐ Yes ☒ No If yes, explain (including the trends in listings and sales of foreclosed properties).

Cite data sources for above information. The information obtained for this analysis was researched through GAMLS. Per appraiser used a median process to gather information utilized in this analysis.

Summarize the above information as support for your conclusions in the Neighborhood section of the appraisal report form. If you used any additional information, such as an analysis of pending sales and/or expired and withdrawn listings, to formulate your conclusions, provide both an explanation and support for your conclusions.

The DOM for comparable sales were verified through GAMLS.

CONDO/CO-OP PROJECTS

If the subject is a unit in a condominium or cooperative project , complete the following: **Project Name:**

Subject Project Data	Prior 7–12 Months	Prior 4–6 Months	Current – 3 Months	Overall Trend		
Total # of Comparable Sales (Settled)				☐ Increasing	☐ Stable	☐ Declining
Absorption Rate (Total Sales/Months)				☐ Increasing	☐ Stable	☐ Declining
Total # of Active Comparable Listings				☐ Declining	☐ Stable	☐ Increasing
Months of Unit Supply (Total Listings/Ab.Rate)				☐ Declining	☐ Stable	☐ Increasing

Are foreclosure sales (REO sales) a factor in the project? ☐ Yes ☐ No If yes, indicate the number of REO listings and explain the trends in listings and sales of foreclosed properties.

Summarize the above trends and address the impact on the subject unit and project.

APPRAISER

Signature Michael T. Herrick	Signature
Appraiser Name Michael Thomas Herrick	Supervisory Appraiser Name
Company Name Herrick Appraisals, Inc.	Company Name
Company Address 455 Tri County Road, Brooks, GA 30205	Company Address
State License/Certification # L269828 State GA	State License/Certification # State
Email Address herrickappraisalsinc@gmail.com	Email Address

USPAP ADDENDUM

File No. MERC - 58764514

Borrower	Tirios Propco Series LLC - 11322 Michelle
Property Address	11322 Michelle Way
City	Lovejoy · County Clayton · State GA · Zip Code 30228
Lender	HouseMax Funding

This report was prepared under the following USPAP reporting option:

- [X] Appraisal Report — This report was prepared in accordance with USPAP Standards Rule 2-2(a).
- [ ] Restricted Appraisal Report — This report was prepared in accordance with USPAP Standards Rule 2-2(b).

Reasonable Exposure Time

My opinion of a reasonable exposure time for the subject property at the market value stated in this report is: The value and the DOM of the comparables within this analysis, my opinion of reasonable exposure time is 45 DOM, estimated.

Additional Certifications

I certify that, to the best of my knowledge and belief:

- [X] I have NOT performed services, as an appraiser or in any other capacity, regarding the property that is the subject of this report within the three-year period immediately preceding acceptance of this assignment.
- [ ] I HAVE performed services, as an appraiser or in another capacity, regarding the property that is the subject of this report within the three-year period immediately preceding acceptance of this assignment. Those services are described in the comments below.

- The statements of fact contained in this report are true and correct.
- The reported analyses, opinions, and conclusions are limited only by the reported assumptions and limiting conditions and are my personal, impartial, and unbiased professional analyses, opinions, and conclusions.
- Unless otherwise indicated, I have no present or prospective interest in the property that is the subject of this report and no personal interest with respect to the parties involved.
- I have no bias with respect to the property that is the subject of this report or the parties involved with this assignment.
- My engagement in this assignment was not contingent upon developing or reporting predetermined results.
- My compensation for completing this assignment is not contingent upon the development or reporting of a predetermined value or direction in value that favors the cause of the client, the amount of the value opinion, the attainment of a stipulated result, or the occurrence of a subsequent event directly related to the intended use of this appraisal.
- My analyses, opinions, and conclusions were developed, and this report has been prepared, in conformity with the Uniform Standards of Professional Appraisal Practice that were in effect at the time this report was prepared.
- Unless otherwise indicated, I have made a personal inspection of the property that is the subject of this report.
- Unless otherwise indicated, no one provided significant real property appraisal assistance to the person(s) signing this certification (if there are exceptions, the name of each individual providing significant real property appraisal assistance is stated elsewhere in this report).

Additional Comments

I certify that, to the best of my knowledge and belief: the statements of fact contained in this report are true and correct. The reported analyses, opinions, and conclusions are limited only by the reported assumptions and limiting condition, and are my personal, unbiased professional analysis, opinions, and conclusions. I have no (or the specified) present or prospective interest in the property that is the subject of this report, and I have no (or other specified) personal interest or bias with the respect to the parties involved. I have no bias with the respect to the property that is the subject of this report or to the parties involved in this assignment. My engagement in this assignment or in any future assignment is not contingent upon developing or reporting predetermined results. My compensation is not contingent upon the reporting of a predetermined value or direction in value that favors the cause of the client, the amount of the value estimated, the attainment of a stipulated result, or the occurrence of a subsequent event. My analysis, opinions, and conclusions were developed, and this report has been prepared, in conformity with the Georgia Real Estate Appraiser Classifications and Regulation Act and the Rules and Regulations of the Georgia Real Estate Appraisers Board.

APPRAISER:	SUPERVISORY APPRAISER: (only if required)
Signature: Michael T. Herrick	Signature:
Name: Michael Thomas Herrick	Name:
Date Signed: 09/03/2026	Date Signed:
State Certification #:	State Certification #:
or State License #: L269828	or State License #:
State: GA	State:
Expiration Date of Certification or License: 08/31/2027	Expiration Date of Certification or License:
Effective Date of Appraisal: 08/28/2026	Supervisory Appraiser Inspection of Subject Property: [ ] Did Not [ ] Exterior-only from Street [ ] Interior and Exterior

UNIFORM APPRAISAL DATASET (UAD) DEFINITIONS ADDENDUM

(Source: Fannie Mae UAD Appendix D: UAD Field-Specific Standardization Requirements)

Condition Ratings and Definitions

C1

The improvements have been recently constructed and have not been previously occupied. The entire structure and all components are new and the dwelling features no physical depreciation.

Note: Newly constructed improvements that feature recycled or previously used materials and/or components can be considered new dwellings provided that the dwelling is placed on a 100 percent new foundation and the recycled materials and the recycled components have been rehabilitated/remanufactured into like-new condition. Improvements that have not been previously occupied are not considered "new" if they have any significant physical depreciation (that is, newly constructed dwellings that have been vacant for an extended period of time without adequate maintenance or upkeep).

C2

The improvements feature no deferred maintenance, little or no physical depreciation, and require no repairs. Virtually all building components are new or have been recently repaired, refinished, or rehabilitated. All outdated components and finishes have been updated and/or replaced with components that meet current standards. Dwellings in this category are either almost new or have been recently completely renovated and are similar in condition to new construction.

Note: The improvements represent a relatively new property that is well maintained with no deferred maintenance and little or no physical depreciation, or an older property that has been recently completely renovated.

C3

The improvements are well maintained and feature limited physical depreciation due to normal wear and tear. Some components, but not every major building component, may be updated or recently rehabilitated. The structure has been well maintained.

Note: The improvement is in its first-cycle of replacing short-lived building components (appliances, floor coverings, HVAC, etc.) and is being well maintained. Its estimated effective age is less than its actual age. It also may reflect a property in which the majority of short-lived building components have been replaced but not to the level of a complete renovation.

C4

The improvements feature some minor deferred maintenance and physical deterioration due to normal wear and tear. The dwelling has been adequately maintained and requires only minimal repairs to building components/mechanical systems and cosmetic repairs. All major building components have been adequately maintained and are functionally adequate.

Note: The estimated effective age may be close to or equal to its actual age. It reflects a property in which some of the short-lived building components have been replaced, and some short-lived building components are at or near the end of their physical life expectancy; however, they still function adequately. Most minor repairs have been addressed on an ongoing basis resulting in an adequately maintained property.

C5

The improvements feature obvious deferred maintenance and are in need of some significant repairs. Some building components need repairs, rehabilitation, or updating. The functional utility and overall livability is somewhat diminished due to condition, but the dwelling remains useable and functional as a residence.

Note: Some significant repairs are needed to the improvements due to the lack of adequate maintenance. It reflects a property in which many of its short-lived building components are at the end of or have exceeded their physical life expectancy but remain functional.

C6

The improvements have substantial damage or deferred maintenance with deficiencies or defects that are severe enough to affect the safety, soundness, or structural integrity of the improvements. The improvements are in need of substantial repairs and rehabilitation, including many or most major components.

Note: Substantial repairs are needed to the improvements due to the lack of adequate maintenance or property damage. It reflects a property with conditions severe enough to affect the safety, soundness, or structural integrity of the improvements.

Quality Ratings and Definitions

Q1

Dwellings with this quality rating are usually unique structures that are individually designed by an architect for a specified user. Such residences typically are constructed from detailed architectural plans and specifications and feature an exceptionally high level of workmanship and exceptionally high-grade materials throughout the interior and exterior of the structure. The design features exceptionally high-quality exterior refinements and ornamentation, and exceptionally high-quality interior refinements. The workmanship, materials, and finishes throughout the dwelling are of exceptionally high quality.

Q2

Dwellings with this quality rating are often custom designed for construction on an individual property owner's site. However, dwellings in this quality grade are also found in high-quality tract developments featuring residence constructed from individual plans or from highly modified or upgraded plans. The design features detailed, high quality exterior ornamentation, high-quality interior refinements, and detail. The workmanship, materials, and finishes throughout the dwelling are generally of high or very high quality.

UNIFORM APPRAISAL DATASET (UAD) DEFINITIONS ADDENDUM

(Source: Fannie Mae UAD Appendix D: UAD Field-Specific Standardization Requirements)

Quality Ratings and Definitions (continued)

Q3

Dwellings with this quality rating are residences of higher quality built from individual or readily available designer plans in above-standard residential tract developments or on an individual property owner's site. The design includes significant exterior ornamentation and interiors that are well finished. The workmanship exceeds acceptable standards and many materials and finishes throughout the dwelling have been upgraded from "stock" standards.

Q4

Dwellings with this quality rating meet or exceed the requirements of applicable building codes. Standard or modified standard building plans are utilized and the design includes adequate fenestration and some exterior ornamentation and interior refinements. Materials, workmanship, finish, and equipment are of stock or builder grade and may feature some upgrades.

Q5

Dwellings with this quality rating feature economy of construction and basic functionality as main considerations. Such dwellings feature a plain design using readily available or basic floor plans featuring minimal fenestration and basic finishes with minimal exterior ornamentation and limited interior detail. These dwellings meet minimum building codes and are constructed with inexpensive, stock materials with limited refinements and upgrades.

Q6

Dwellings with this quality rating are of basic quality and lower cost; some may not be suitable for year-round occupancy. Such dwellings are often built with simple plans or without plans, often utilizing the lowest quality building materials. Such dwellings are often built or expanded by persons who are professionally unskilled or possess only minimal construction skills. Electrical, plumbing, and other mechanical systems and equipment may be minimal or non-existent. Older dwellings may feature one or more substandard or non-conforming additions to the original structure

Definitions of Not Updated, Updated, and Remodeled

Not Updated

Little or no updating or modernization. This description includes, but is not limited to, new homes.

Residential properties of fifteen years of age or less often reflect an original condition with no updating, if no major components have been replaced or updated. Those over fifteen years of age are also considered not updated if the appliances, fixtures, and finishes are predominantly dated. An area that is 'Not Updated' may still be well maintained and fully functional, and this rating does not necessarily imply deferred maintenance or physical/functional deterioration.

Updated

The area of the home has been modified to meet current market expectations. These modifications are limited in terms of both scope and cost.

An updated area of the home should have an improved look and feel, or functional utility. Changes that constitute updates include refurbishment and/or replacing components to meet existing market expectations. Updates do not include significant alterations to the existing structure.

Remodeled

Significant finish and/or structural changes have been made that increase utility and appeal through complete replacement and/or expansion.

A remodeled area reflects fundamental changes that include multiple alterations. These alterations may include some or all of the following: replacement of a major component (cabinet(s), bathtub, or bathroom tile), relocation of plumbing/gas fixtures/appliances, significant structural alterations (relocating walls, and/or the addition of) square footage). This would include a complete gutting and rebuild.

Explanation of Bathroom Count

Three-quarter baths are counted as a full bath in all cases. Quarter baths (baths that feature only a toilet) are not included in the bathroom count. The number of full and half baths is reported by separating the two values using a period, where the full bath count is represented to the left of the period and the half bath count is represented to the right of the period.

Example:
3.2 indicates three full baths and two half baths.

UNIFORM APPRAISAL DATASET (UAD) DEFINITIONS ADDENDUM

(Source: Fannie Mae UAD Appendix D: UAD Field-Specific Standardization Requirements)

Abbreviations Used in Data Standardization Text

Abbreviation	Full Name	Fields Where This Abbreviation May Appear
A	Adverse	Location & View
ac	Acres	Area, Site
AdjPrk	Adjacent to Park	Location
AdjPwr	Adjacent to Power Lines	Location
ArmLth	Arms Length Sale	Sale or Financing Concessions
AT	Attached Structure	Design (Style)
B	Beneficial	Location & View
ba	Bathroom(s)	Basement & Finished Rooms Below Grade
br	Bedroom	Basement & Finished Rooms Below Grade
BsyRd	Busy Road	Location
c	Contracted Date	Date of Sale/Time
Cash	Cash	Sale or Financing Concessions
Comm	Commercial Influence	Location
Conv	Conventional	Sale or Financing Concessions
cp	Carport	Garage/Carport
CrtOrd	Court Ordered Sale	Sale or Financing Concessions
CtySky	City View Skyline View	View
CtyStr	City Street View	View
cv	Covered	Garage/Carport
DOM	Days On Market	Data Sources
DT	Detached Structure	Design (Style)
dw	Driveway	Garage/Carport
e	Expiration Date	Date of Sale/Time
Estate	Estate Sale	Sale or Financing Concessions
FHA	Federal Housing Authority	Sale or Financing Concessions
g	Garage	Garage/Carport
ga	Attached Garage	Garage/Carport
gbi	Built-in Garage	Garage/Carport
gd	Detached Garage	Garage/Carport
GlfCse	Golf Course	Location
Glfvw	Golf Course View	View
GR	Garden	Design (Style)
HR	High Rise	Design (Style)
in	Interior Only Stairs	Basement & Finished Rooms Below Grade
Ind	Industrial	Location & View
Listing	Listing	Sale or Financing Concessions
Lndfl	Landfill	Location
LtdSght	Limited Sight	View
MR	Mid-rise	Design (Style)
Mtn	Mountain View	View
N	Neutral	Location & View
NonArm	Non-Arms Length Sale	Sale or Financing Concessions
o	Other	Basement & Finished Rooms Below Grade
O	Other	Design (Style)
op	Open	Garage/Carport
Prk	Park View	View
Pstrl	Pastoral View	View
PwrLn	Power Lines	View
PubTrn	Public Transportation	Location
Relo	Relocation Sale	Sale or Financing Concessions
REO	REO Sale	Sale or Financing Concessions
Res	Residential	Location & View
RH	USDA - Rural Housing	Sale or Financing Concessions
rr	Recreational (Rec) Room	Basement & Finished Rooms Below Grade
RT	Row or Townhouse	Design (Style)
s	Settlement Date	Date of Sale/Time
SD	Semi-detached Structure	Design (Style)
Short	Short Sale	Sale or Financing Concessions
sf	Square Feet	Area, Site, Basement
sqm	Square Meters	Area, Site
Unk	Unknown	Date of Sale/Time
VA	Veterans Administration	Sale or Financing Concessions
w	Withdrawn Date	Date of Sale/Time
wo	Walk Out Basement	Basement & Finished Rooms Below Grade
Woods	Woods View	View
Wtr	Water View	View
WtrFr	Water Frontage	Location
wu	Walk Up Basement	Basement & Finished Rooms Below Grade
S.Level	Split Level	Design (Style)

UAD Version 9/2011 (Updated 1/2014)

Building Sketch

Borrower	Tirios Propco Series LLC - 11322 Michelle						
Property Address	11322 Michelle Way						
City	Lovejoy	County	Clayton	State	GA	Zip Code	30228
Lender/Client	HouseMax Funding						



10'
10'
Patio
10'
1st Floor
20'
10'
Laundry
Kitchen
.5/Bath
Dining
30'
38'
Foyer
Family
5'
Porch
8'
8'
5'
15'
2nd Floor
20'
Bedroom
Bedroom
Bath
30'
38'
Main
Bath
Main
Bedroom
5'
8'
15'

TOTAL Sketch by a la mode

Area Calculations Summary

Living Area		Calculation Details
First Floor	720 Sq ft	20 × 30 = 600 8 × 15 = 120
Second Floor	720 Sq ft	20 × 30 = 600 8 × 15 = 120
Total Living Area (Rounded):	**1440 Sq ft**	
Non-living Area		
Porch	40 Sq ft	8 × 5 = 40
Patio	100 Sq ft	10 × 10 = 100